UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported:  July 28, 2010

Famous Uncle Al’s Hot Dogs & Grille, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	333-132948	20-2791397
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

282 Katonah Ave., Suite 137, Katonah NY 10536
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (203) 616-2930

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrants Certifying Accountant.

On July 28, 2010, Michael Cronin declined to stand for re-appointment as the independent registered public accounting firm for the Company. Mr. Cronin, as a sole practitioner, notified the Company that certain SEC and PCAOB independence rules state that an accountant is not independent if he or she serves as a lead partner for more than five consecutive years.  Mr. Cronin further advised the Company that his continued service would be in violation of the independence rules and cause his independence to be impaired.  The Company is currently interviewing various auditing firms to determine the replacement.

A.

Pursuant to Item 304(a)(1) of the Regulation S-K, the Company reports the following specific information:

(i)

On July 28, 2010, Michael Cronin notified the Company that he declined to stand for re-appointment as the Company’s independent registered public accounting firm.

(ii)

The reports of Michael Cronin on the Company’s financial statements for each of the past two years prior to electing not to stand for re-appointment, were unqualified and contained no adverse opinion or disclaimer of opinion and no report was qualified as to uncertainty, audit scope, or accounting principles.  Mr. Cronin did include an emphasis paragraph in the financial statements for the past two years relating to a going concern uncertainty.

(iii)

The decision to not stand for re-appointment as the auditor was received and accepted by the Company’s board of directors.

(iv)

There were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, between the Company and Michael Cronin during the Company’s two most recent fiscal years or for the period through the date that Michael Cronin elected not to stand for re-appointment.

(v)

No event requiring disclosure under Item 304(a)(1)(v) of Regulation S-K has occurred during the Company’s two most recent fiscal years and for the subsequent period through the date Michael Cronin elected not to stand for re-appointment.

B.

No event requiring disclosure under Item 304(a)(2) of Regulation S-K has occurred.

C.

In accordance with requirements of Item 304(a)(3) of Regulation S-K, Michael Cronin has been provided with a copy of the foregoing disclosures and the Company requested that Michael Cronin furnish a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements.  A copy of such letter is attached to this current report.

ITEM 8.01 Other Events.

As previously reported on the Company’s quarterly report on Form 10-Q for the period ended  June 30, 2010, on July 13, 2010, the Company’s board of Directors unanimously approved a reverse stock split of the Company’s common stock.  On July 28, 2010, Famous Uncle Al’s Hot Dogs & Grille,, Inc. affected a reverse stock split of the Company’s common stock at a ratio of 1-for-460, pursuant to a Unanimous Written Consent approved by the Company’s Board of Directors.

As a result of the reverse stock split, every four hundred sixty (460) shares of the Company’s common stock issued and outstanding immediately prior to July 28, 2010 were automatically exchanged for one post-split share of common stock, with any fractional shares resulting from the exchange being rounded down to the next whole share.  Accordingly, the number of shares of the Company’s common stock issued and outstanding has been reduced from 18,858,875 shares to approximately 40,193 shares, without accounting for fractional shares.

Effective July 29, 2010, the Company’s common stock will be quoted on the OTC Bulletin Board under the symbol “FDOGD” for a period of twenty (20) days.  Thereafter, the “D” will be removed from the Company’s trading symbol, and will revert to the previous symbol, “FDOG”.

The Company has elected to treat the reverse stock split as a non-mandatory exchange.  As a result, there will be no letter of transmittal sent to the Company’s shareholder directing them to exchange their existing stock certificates.  Rather, shareholders will retain their existing pre-split stock certificates until such time as they are submitted to the Company’s transfer agent, Standard Registrar Transfer Co., Inc., for sale and will then be replaced by post-split stock certificates.

ITEM 9.01 Exhibits.

Exhibit Number

Description

         16.1

Michael F. Cronin, CPA, Letter

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMOUS UNCLE AL’S HOT DOGS & GRILLE, INC.

/s/ Paul Esposito
Date: July 28, 2010	Paul Esposito Chief Executive Officer, Chief Financial Officer

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